Exhibit 10.2

COMPUTER SOFTWARE INNOVATIONS, INC.

900 East Main Street, Suite T

Easley, South Carolina 29640

August 18, 2008

RBC Bank (USA)

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

RE:	Waiver for Acquisition of Assets of Version3, Inc.

Dear Mr. Arndt:

This letter is being provided to you in connection with the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (as amended, the “Loan Agreement”) and other documents described or contemplated therein or related thereto (the “Loan Documents”) between Computer Software Innovations, Inc. (the “Borrower” or “CSI”) and RBC Bank (USA) (formerly, RBC Centura Bank, the “Bank”). Specifically, this letter concerns potential defaults or violations of certain covenants under the Loan Documents arising out of our negotiation, execution and delivery of that certain Agreement and Plan of Reorganization between CSI, Version3, Inc., a South Carolina corporation (“Version3”), and certain shareholders of Version3 identified therein (the “Acquisition Agreement”), as well as certain other documents and agreements contemplated therein (collectively, with the Acquisition Agreement, referred to as the “Acquisition Documents”). These Acquisition Documents have not yet been executed by the parties. We are enclosing a copy of the most recent draft of the Acquisition Agreement. We do not expect any substantive terms to change.

Capitalized terms otherwise not defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

The terms of the Acquisition Agreement provide that we will purchase substantially all of the assets and business owned by Version3 and that we will assume certain limited liabilities of Version3. The total purchase price for the assets is (i) the issuance by CSI of up to 2,153,143 shares of CSI’s common stock, $0.001 par value (the “Shares”), of which 800,000 Shares will be placed into escrow and issued upon the former operations of Version3 post-acquisition meeting certain revenue and EBITDA targets pursuant to earn out provisions; and (ii) the aforementioned assumption of certain liabilities, including a loan owed to a director and shareholder in the amount of approximately $241,000, which will be paid in full at closing (the “Shareholder Loan”). The closing is scheduled for August 18, 2008 or shortly thereafter.

Upon our execution and delivery of the Acquisition Documents to Version3 and related parties, and then proceeding to close the transaction described in the Acquisition Agreement, certain covenants contained in the Loan Documents may be violated, including, but not necessarily limited to, the following:

(1)	Covenants contained in the Loan Agreement that restrict our use of loan proceeds to purposes of funding short-term working capital and for general corporate purposes. It is our intention to fund the above described repayment of the Shareholder Loan, pursuant to the Acquisition Agreement, in whole or in part with funds drawn under our Revolving Facility;

(2)	Covenants contained in the Loan Agreement requiring the Bank’s consent prior to our acquisition of all or substantially all of the assets of another entity;

(3)	Covenants contained in the Loan Documents making it an event of default if the Bank deems itself insecure, if there is an impairment of the prospect of repayment or of value or priority of the Bank’s security interests, or if a material adverse change in our business or financial condition has occurred; and

(4)	Covenants contained in the Loan Documents requiring the Bank’s written consent to engage in a new material line of business (to the extent the business of Version3 would constitute a new material line of business).

Violations of these covenants may trigger default clauses in the Loan Documents. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Loan Documents in the following respects: (1) our execution and delivery of the Acquisition Documents to Version3 and related parties, and our proceeding to consummate the proposed transaction at the closing; (2) our use of loan proceeds from the Bank to repay the Shareholder Loan; and (3) our acquiring and thereafter engaging in Version3’s business, but not as to any event subsequently occurring or condition arising in the engagement of that business that causes the Bank to deem itself insecure, or impairs the prospect of repayment or value or priority of the Bank’s security interests, or causes a material adverse change in the business or financial condition of CSI.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Smith Moore Leatherwood LLP, to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

ON BEHALF OF RBC CENTURA BANK, THE REQUEST

FOR WAIVER ABOVE IS ACCEPTED.

Date: August 18, 2008

RBC BANK (USA)

By:	/s/ Charles Arndt
Charles Arndt

Its:	Market Executive – South Carolina Markets